Exhibit 99.2

Script for December Sales Comments -- Thursday, January 6th, 2005

The following are comments expanding on same-store sales results for Payless ShoeSource, Inc. during the December reporting period for fiscal year 2004, the four weeks ended January 1, 2005.

Payless ShoeSource reported that corporate same-store sales decreased 3.0 percent during December 2004 versus the same five weeks of December 2003.

Total company sales in December 2004 were $284.2 million dollars, a 5.8% decrease from total sales of $301.8 million in December 2003.

Our strongest categories included women's boots and women's athletic shoes, boy's and girl's shoes, men's synthetic shoes, and men's athletic shoes. Weaker categories included women's dress and casual shoes, men's leather dress shoes, men's boots and accessories.

By region, our business was strongest in the West, followed by the Northeast, North Central, and the South.

In August the company announced a series of strategic initiatives as part of a plan designed to sharpen the company's focus on its core business strategy, reduce expenses, accelerate decision-making, increase profitability, improve operating margin, and build value for shareowners over the long-term. The initiatives include exiting Parade, Peru and Chile; the closing of approximately 260 additional Payless ShoeSource stores; the reduction of wholesale businesses that provide no significant growth opportunity; and a reduction of the company's expense structure.

The company estimates that the total costs relating to the strategic initiatives could be in the range of $70 million to $80 million, a reduction from previously disclosed estimates due to lower than expected costs for store closings.

Relative to the restructuring during December, the company closed 213 stores in North America. In addition, on December 17, 2004, the company entered into an agreement to transfer ownership of its Chilean entity, including all related operations and liabilities, to a group of Chilean entities. The transaction was completed on December 21, 2004.

The company expects to complete all of the strategic initiatives by the end of fiscal 2004, and to end the year with its inventory assortment appropriately positioned for Spring 2005.

The company also recently announced that it is reviewing its agency account relationship for North American advertising.

At the end of December, we were operating 4,709 total stores, including 148 stores in the Central American region, 30 stores in South America and 305 stores in Canada.

This recording contains forward-looking statements relating to anticipated financial performance. A variety of known and unknown risks and uncertainties and other factors could cause actual results to differ materially from the anticipated results or expectations. Please refer to the company's Annual Report on Form 10-K for the fiscal year ended January 31, 2004, and the Form 10-Q for the quarter ending October 30, 2004, for more information on risk factors that could cause actual results to differ. The company does not undertake any obligation to release publicly any revisions to such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Thank you for your interest in Payless.

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